Exhibit 99.1
Motorola Provides Preliminary Estimates of Second Quarter 2007 Results
SCHAUMBURG, Ill. — July 11, 2007 — Motorola, Inc. (NYSE: MOT) today announced preliminary estimates of second quarter 2007 financial results. Although the company has not finalized its financial results for the quarter, the company expects second quarter sales to be in the range of $8.6 billion to $8.7 billion. The company previously estimated that second quarter sales would be essentially flat with first quarter 2007 sales of $9.4 billion. The company expects a second quarter GAAP loss per share from continuing operations in the range of $(0.02) to $(0.04), including estimated net charges of approximately $0.03 - $0.04 per share related to previously announced workforce reductions and other highlighted items.
The company’s shortfall in sales and earnings for the second quarter is primarily attributable to lower overall unit volumes in the Mobile Devices business in Asia and Europe. The company expects second quarter Mobile Devices shipments to be approximately 35 to 36 million handsets. The company’s Mobile Devices business is expected to have a larger operating loss in the second quarter as compared to the first quarter. For the full year 2007, the company no longer expects the Mobile Device business to be profitable. Second quarter results for Connected Home Solutions and Networks & Enterprise businesses continue to meet the company’s expectations. Motorola will provide further perspective on the year during the company’s quarterly earnings call.
The company plans to announce its financial results for the second quarter of 2007 and host a conference call on Thursday, July 19, 2007. At that time, Motorola will report its results based on its new financial reporting segments. The company will provide information on the new financial reporting segments in a Form 8-K prior to the release of earnings.
Separately, Motorola today announced that Stu Reed, executive vice president of Motorola’s Integrated Supply Chain organization, has been named president of Motorola’s Mobile Devices business. Motorola will provide an update on the company’s strategy and progress at the company’s financial analyst meeting which, as a result of the management changes and other recent business realignments, has been rescheduled to September 2007.
Business Risks
This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to statements about: (1) Motorola’s estimated second quarter sales and earnings per share, (2) second quarter charges relating to highlighted items, (3) financial results for Motorola’s operating segments, and (4) financial expectations for the second half of the year.
Each of these estimates are based on preliminary information. Although the quarter is now completed, the company is still in the process of completing its standard financial reporting closing procedures. Accordingly, as the company completes its normal quarter-end closing processes, actual results could differ from these preliminary estimates.
Motorola cautions the reader that the risk factors below, as well as those on pages 16 through 24 in Item 1A of Motorola’s 2006 Annual Report on Form 10-K and in its other SEC filings, could cause Motorola’s actual results to differ materially from those estimated or predicted in the forward-looking statements. Motorola undertakes no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events, or otherwise. Factors that may impact forward-looking statements include, but are not limited to: (1) the company’s ability to increase profitability and market share in its wireless handset business; (2) the level of demand for the company’s products, including products related to new technologies; (3) the company’s ability to introduce new products and technologies in a timely manner; (4) the company’s ability to continue generating meaningful savings from supply-chain improvements, manufacturing consolidation and other cost-reduction initiatives; (5) the uncertainty of current economic and political conditions, as well as the economic outlook for the telecommunications and broadband industries; (6) the company’s ability to purchase sufficient materials, parts and components to meet customer demand; (7) unexpected negative consequences from the realignment of the company’s businesses and the integration of recently acquired businesses; (8) risks related to dependence on certain key suppliers; (9) the impact on the company’s performance and financial results from strategic acquisitions or divestitures, including those that may occur in the future; (10) risks related to the company’s high volume of manufacturing and sales in Asia; (11) the creditworthiness of the company’s customers, particularly purchasers of large infrastructure systems; (12) variability in income generated from licensing the company’s intellectual property; (13) unexpected liabilities or expenses, including unfavorable outcomes to any pending or future litigation, including without limitation any relating to the Iridium project; (14) the timing and levels at which design wins become actual orders and sales; (15) the impact of foreign currency fluctuations; (16) the impact on the company from continuing hostilities in Iraq and conflict in other countries; (17) the impact on the company from ongoing consolidation in the telecommunications and broadband industries; (18) the impact of changes in governmental policies, laws or regulations; (19) the outcome of currently ongoing and future tax matters; and (20) unforeseen negative consequences from the company’s outsourcing of various activities, including certain manufacturing, information technology and administrative functions.
About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of seamless mobility, the people of Motorola are committed to helping you connect simply and seamlessly to the people, information, and entertainment that you want and need. We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services. A Fortune 100 company with global presence and impact, Motorola had sales of US $42.9 billion in 2006. For more information about our company, our people and our innovations, please visit http://www.Motorola.com.
Media Contact:
Jennifer Erickson
+1 847-435-5320
Jennifer.erickson@motorola.com
Investor Contact:
Dean Lindroth
+1 847-576-6899
Dean.lindroth@motorola.com